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                     April 14, 2022

       Albert Bourla
       Chairman and Chief Executive Officer
       PFIZER INC
       235 East 42nd Street
       New York, New York 10017

                                                        Re: PFIZER INC
                                                            Form 10-K for the
Fiscal Year Ended December 31, 2020
                                                            Filed February 25,
2021
                                                            Form 10-K for the
Fiscal Year Ended December 31, 2021
                                                            Filed February 24,
2022
                                                            File No. 001-03619

       Dear Mr. Bourla:

              We have completed our review of your filings. We remind you that the company and its management are responsible for the accuracy and adequacy of their disclosures, notwithstanding any review, comments, action or absence of action by the staff.




                     Sincerely,


                     Division of Corporation Finance

                     Office of Life Sciences